UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2011

Virginia Commerce Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Virginia	000-28635	54-1964895
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5350 Lee Highway, Arlington, Virginia 22207

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: 703.534.0700

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 4, 2011, Virginia Commerce Bancorp, Inc. (the “Company”), parent company of Virginia Commerce Bank (the “Bank”), announced that Wilmer L. Tinley, Jr. has been appointed as Interim Chief Financial Officer of the Company and the Bank, effective March 2, 2011.

Mr. Tinley brings to the Company and the Bank over 20 years of senior managerial experience in financial institutions in the Washington, D.C. metropolitan area. Prior to assuming his new roles at the Company and the Bank, Mr. Tinley, 72, served as Executive Vice President and Chief Financial Officer of EagleBank of Bethesda, MD, serving from June 1998 until his retirement in January of 2007. Mr. Tinley has also operated a franchised accounting and tax service from 1994 to present. Prior to these positions, Mr. Tinley served as President and Chief Executive Officer of Montgomery National Bank of Bethesda, MD, serving from June 1987 to June 1992. Prior to 1987, Mr. Tinley served as Senior Vice President and Cashier of Central National Bank of Maryland from November 1979 to July 1986.

There are no family relationships between Mr. Tinley and any other executive officer or director of the Company or the Bank, and there are no arrangements or understandings pursuant to which he has been appointed. There are no transactions between the Company or the Bank and Mr. Tinley that would constitute related person transactions under Item 404(a) of Regulation S-K.

In connection with his appointment as Interim Chief Financial Officer, Mr. Tinley will receive an annual salary of $200,000, paid semi-monthly. Mr. Tinley will not receive any additional compensation, benefits or perquisites in connection with his service as Interim Chief Financial Officer. Mr. Tinley is serving as an “at-will” employee of the Bank while the Company and the Bank work to identify and hire a permanent chief financial officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIRGINIA COMMERCE BANCORP, INC.

Dated: March 4, 2011

	By:	/s/ Peter A. Converse
Peter A. Converse, President and Chief Executive Officer